UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): July 9, 2008

ICC Worldwide, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-25417	11-3571993
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

3334 E. Coast Hwy #424, Corona Del Mar, CA		92625
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (949) 200-7569

N/A
(Former Name and Address if Changed since the last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On July 9, 2008 the Company and the Adamas Fund, LLLP (“Adamas”) (formerly, The Black Diamond Fund, LLLP) amended for the fifth time, the original share purchase agreement of June 29, 2007 under which Adamas has purchased a total of 39,921,267 shares of common stock and a total of 8,554,552 shares of Series C preferred stock. This fifth amendment changes the minimum requirement for net income before income taxes above which Adamas can cause the Company to repurchase shares of Series C stock from Adamas per quarter at $1 per share from positive net income before tax to $50,000 in net income before tax. The fifth amendment also gives the Company the right to call up to 50% of the number of shares of Series C preferred stock held by Adamas on July 9, 2008 at any time and from time to time for the designated liquidation price of the preferred stock which is $.60 per share. A copy of this amendment is attached hereto as Exhibit 10.1.

On July 9, 2008 the Company and The Melanie S. Altholtz Irrevocable Trust (“Altholtz Trust”) amended the original stock purchase agreement of December 3, 2007 under which the Altholtz Trust purchased 4,921,267 shares of common stock and 1,054,522 shares of Series C preferred stock. This amendment changes the minimum requirement for net income before income taxes above which the Altholtz Trust can cause the Company to repurchase shares of Series C stock from the Altholtz Trust per quarter at $1 per share from positive net income before tax to $50,000 in net income before tax. The amendment also gives the Company the right to call up to 50% of the number of shares of Series C preferred stock held by the Altholtz Trust on July 9, 2008 at any time and from time to time for the designated liquidation price of the preferred stock which is $.60 per share. A copy of this amendment is attached hereto as Exhibit 10.2.

The entering into the above amendments by the parties was part of the conditions required by The Stealth Fund, LLLP (the “Stealth Fund”) and The Karyn M. Blaise Irrevocable Trust (“Blaise Trust”) to lend funds to the Company in Item 2.03 below.

Item 2.03. Creation of a Direct Financial Obligation

On July 9, 2008 the Stealth Fund and the Blaise Trust each committed to loan the Company $300,000 pursuant to a $300,000 Convertible Note issued by the Company to each lender. Adam Altholtz is the Trustee of both the Blaise Trust and the Altholtz Trust which purchased common and preferred stock of the Company in December 2007. Wealth Strategy Partners is the general partner of both the Stealth Fund and Adamas, the latter of which holds a controlling voting interest in the Company. Adam Altholtz is the general partner of Wealth Strategy Partners.  Adam Altholtz is the son of Dr. Harvey Altholtz who is a Director of the Company.

On June 27, 2008, the Company received an advance of $100,000 from the Blaise Trust pending the finalization of documentation for the loan which occurred on July 9, 2008. On July 11, 2008, the Company received $100,000 from The Stealth Fund under this arrangement. The Blaise Trust and the Stealth Fund each remain obligated to loan an additional $200,000 to the Company.

Each note matures on June 30, 2010, is unsecured, and provides that outstanding principal balance of such note bears interest at 10% per year. The first three months of interest is deferred with the first payment of monthly interest due November 1, 2008. The Company has the right to prepay the note at any time without penalty. Each note is convertible into shares of the Company’s common stock at a conversion rate of $.007 per share, which rate is subject to adjustment for share splits and consolidations. The notes contain a provision (which may be waived upon 61 days prior written notice) that the outstanding principal amount of the notes may not be converted into shares to the extent that such conversion would result in the payee having beneficial ownership of the Company’s Common Stock of more than 4.99% (such beneficial ownership and percentage of beneficial ownership being determined in accordance with SEC Rule 13d-3). An event of default would occur under each note if the Company fails to make any payment required by the note within five days after written notice from the holder of the note, becomes insolvent, bankrupt, or in general fails to pay its bills on time, or violates a covenant in the note which remains uncured after 20 days notice.  After the occurrence of an event of default, the outstanding principal balance and all past due interest will bear interest at the rate of 18% until paid.

The Stealth Fund note is attached hereto as Exhibit 4.1. The Blaise Trust note is attached hereto as Exhibit 4.2.

On July 9, 2008 Adamas signed the first addendum (“First Addendum”) to the Company’s Promissory Note dated January 15, 2008 to Adamas (the “Adamas Note”). which evidences a $1,500,000 loan to the Company made on such date. The Adamas Note has a term of five years. During the first two years of the term of the Adamas Note, the Company is obligated to pay only interest on a monthly basis. The First Addendum allows the Company to defer the interest otherwise due each month through the interest only period without penalty starting with the interest due in June, 2008. The First Addendum is attached hereto as Exhibit 4.3.

Item 9.01. Exhibits

4.1	Unsecured Note payable to the Stealth Fund dated July 9, 2008.

4.2	Unsecured Note payable to the Blaise Trust dated July 9, 2008

4.3	First Addendum to Adamas Note.

10.1	Fifth Amendment, dated July 9, 2008, to the Share Purchase Agreement dated June 29, 2007 between Adamas and the Company..

10.2	First Amendment, dated July 9, 2008, to the Share Purchase Agreement dated December 3, 2008 between the Altholtz Trust and the Company.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Scott K Anderson, Jr.
Scott K Anderson, Jr.
Corporate Secretary

Date: July 15, 2008